UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2006

HOOKER FURNITURE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-0459
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 5, 2006, Hooker Furniture Corporation (“Hooker Furniture” or the “Company”) announced that Douglas C. Williams, the Company’s President and Chief Operating Officer, had decided to retire effective October 31, 2006. In connection with his retirement, Mr. Williams resigned as a member of the Company’s board of directors on September 27, 2006.

As a result of a recent evaluation of management needs, particularly in light of the Company’s current business model, Mr. Williams was offered early retirement in late August 2006. On August 30, 2006, Mr. Williams informed the Company of his decision to accept this early retirement offer.

During Mr. Williams’s distinguished career with Hooker Furniture, he has helped lead the Company as it has transitioned from being predominately a domestic wood furniture manufacturer to a design, sourcing and marketing company with an emphasis on imported wood and upholstered furniture products. As part of this transition, he has guided the Company in adding managers having specific skills and experience in importing, logistics and supply chain management. Additionally, he redeployed certain executives and managers formerly focused on manufacturing to address these new areas.

On August 31, 2006, the Compensation Committee of the Company’s Board of Directors met and authorized in concept an early retirement arrangement for Mr. Williams. On September 27, 2006, the Compensation Committee met again and, in consideration of his thirty-five years of outstanding service and willingness to take early retirement, approved the following early retirement arrangement:

1.	Mr. Williams will receive a lump sum early retirement payment of approximately $215,000, which is equal to 40 weeks of his current base salary, plus the amount, if any, by which the bonus paid to Mr. Williams for the 2006 fiscal year (see #2 below) falls below the amount of his bonus for fiscal 2005 (which was approximately $86,000). This amount will be paid six months following Mr. Williams’s retirement date.

2.	Mr. Williams will also be entitled to receive a non-prorated bonus under the Company’s annual incentive bonus program for the 2006 fiscal year, subject to the terms of that program and in accordance with the Company’s practice regarding bonus eligibility for retiring executives.

3.	In addition to these benefits, Mr. Williams will receive a lump sum payment of approximately $23,000 on his retirement date, which represents his accrued and unused vacation pay to which he is entitled under the Company’s vacation pay program.

4.	Because Mr. Williams, age 59, is less than one year away from becoming initially vested in 75% of his accrued benefit under the Company’s Supplemental Retirement Income Plan (SRIP), and in consideration of his thirty-five years of service to the Company, the Company will pay to Mr. Williams a modified benefit under the SRIP. This benefit is based on the full retirement benefit that Mr. Williams would have been entitled to receive under the SRIP if he were retiring at age 65 on October 31, 2006, adjusted as follows:

•	the SRIP benefit calculation will include the annual incentive bonus payable to Mr. Williams for the 2006 fiscal year (see #2 above) and approximately $23,000 in unused vacation payable to him at retirement (see #3 above), neither of which would have been included in the benefit calculation under the SRIP; and

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•	the Committee has authorized that the retirement benefit be paid, at Mr. Williams’s election, in a single lump sum or in periodic installments, discounted at the 30-year Treasury rate in effect on the date of retirement, on or beginning six months after Mr. Williams’s retirement date instead of in the 180 monthly installments specified under the SRIP.

The estimated amount of the lump sum payment under the SRIP is approximately $1.7 million. This amount assumes a bonus payment for the 2006 fiscal year equal to the amount of the bonus payment for the 2005 fiscal year.

The Company has recorded $1.4 million in compensation expense in the 2006 third quarter in connection with Mr. Williams’s early retirement arrangement.

Item 2.02. Results of Operations and Financial Condition.

As discussed under Item 1.01 above, the Company has recorded $1.4 million in compensation expense in the 2006 third quarter in connection with an early retirement arrangement for Douglas C. Williams, the Company’s President and Chief Operating Officer.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As discussed under Item 1.01 above, Douglas C. Williams, the Company’s President and Chief Operating Officer, resigned as a member of the Company’s board of directors on September 27, 2006 in connection with his retirement from the Company.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:	/s/ R. Gary Armbrister
R. Gary Armbrister
Chief Accounting Officer

Date: October 3, 2006

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